AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT



     THIS AGREEMENT, dated and effective as of February 16, 2005 is made and entered into by and between THE INVESTMENT COMPANY OF AMERICA, a Delaware corporation (hereinafter called the "Company"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (hereinafter called the "Investment Adviser").

                                   WITNESSETH:

     A. The Company is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940. The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and administrative services to investment companies and others.

     B. The Investment Adviser has provided investment advisory services to the Company under a series of agreements and is currently providing such services under a written agreement dated February 16, 2000, as renewed.

     NOW THEREFORE, in consideration of the premises and the mutual undertakings of the parties, it is covenanted and agreed as follows:

     1. The Company hereby employs the Investment Adviser to provide investment advisory and administrative services to the Company. The Investment Adviser hereby accepts such employment and agrees to render the services and to assume the obligation to the extent herein set forth, for the compensation herein provided. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Company.

     2. The Investment Adviser agrees to provide supervision of the portfolio of the Company and to determine what securities or other property shall be purchased or sold by the Company, giving due consideration to the policies of the Company as expressed in the Company's Certificate of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940 (the "1940 Act"), Registration Statement under the Securities Act of 1933 (the "1933 Act"), and prospectus as in use from time to time, as well as to the factors affecting the Company's status as a regulated investment company under the Internal Revenue Code of 1954.

     The Investment Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Company. With respect to such transactions, the Investment Adviser, subject to such directions as may be furnished from time to time by the Directors, shall endeavor as the primary objective to obtain the most favorable prices and execution of orders. Subject to such primary objective, the Investment Adviser may place orders with
broker-dealer   firms  which


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sell shares of the Company or which furnish statistical and other information to the Investment Adviser, taking into account the value and quality of the brokerage services of such broker-dealers, including the availability and quality of such statistical and other information. Receipt by the Investment Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 5 hereof.

     3. In addition to managing the portfolio of the Company, the Investment Adviser shall (a) furnish the services of qualified personnel to (i) perform the executive and related administrative functions of the Company and (ii) if desired by the Company, serve as Directors of the Company, in all cases without additional compensation of such persons by the Company; (b) pay the expenses of all persons whose services are to be furnished by the Investment Adviser under this Section; (c) provide office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as occupied or used by the Investment Adviser; and (d) provide general purpose forms, supplies, stationery, and postage used at the offices of the Company relating to the services to be furnished by the Investment Adviser hereunder.

     4. Except to the extent expressly assumed by the Investment Adviser herein, and subject to an expense limitation agreement described in Section 6 below, the Company shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: compensation paid to the Directors and members of the Advisory Board who are not affiliated persons of the Investment Adviser and reimbursement of travel expenses incurred by such Directors and members of the Advisory Board in connection with attendance at meetings of the Directors or of the Advisory Board or committees of the Board of Directors; fees and expenses of the custodian, transfer agent, dividend disbursing agent, independent public accountants, and legal counsel; distribution expenses pursuant to a plan under rule 12b-1 of the 1940 Act; costs of designing, printing, and mailing reports, prospectuses, proxy statements and notices to shareholders; fees and expenses of registration and qualification of the shares of the Company for sale, the cost of any share certificates, and the redemption of shares; association dues; interest; and taxes.

     5. The Company shall pay to the  Investment  Adviser on or before the tenth
(10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, an amount to be computed by applying to the net asset value of the Company on the last business day of such month, the applicable annual rates set forth below:

        0.39% per annum on first $1 billion of net assets
        0.336% per annum on net assets over $1 billion to $2 billion 0.30% per annum on net assets over $2 billion to $3 billion 0.276% per annum on net assets over $3 billion to $5 billion 0.258% per annum on net assets over $5 billion to $8 billion 0.246% per annum on net assets over $8 billion to $13 billion 0.24% per annum on net assets over $13 billion to $21 billion 0.234% per annum on net assets over $21 billion to $34 billion


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        0.231% per annum on net assets over $34 billion to $44 billion
        0.228% per annum on net assets over $44 billion to $55 billion 0.225% per annum on net assets over $55 billion to $71 billion 0.222% per annum on net assets over $71 billion to $89 billion 0.219% per annum on net assets over $89 billion

     For the purposes hereof, the net assets of the Company shall be determined in the manner set forth in the Certificate of Incorporation and Prospectus of the Company. The advisory fee shall be payable for the period commencing on March 1, 2005 and ending on the date of termination hereof and shall be prorated for any fraction of a month at the termination of such period.

     6. The Investment Adviser agrees that in the event the normal operating expenses of the Company, including the compensation paid to the Investment Adviser pursuant to Section 5 above, and the expenses of the Company referred to in Section 4 above but excluding interest, taxes, brokerage costs, distribution expenses pursuant to a plan under rule 12b-1 and extraordinary expenses such as litigation and acquisitions, for any fiscal year during which this Agreement is in effect, exceed the expense limitations applicable to the Company imposed by state securities laws or any regulations thereunder, the Investment Adviser will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Company in the amount of such excess. Under the most restrictive State regulations, as of the effective date of this Agreement, the Investment Adviser would be required to reimburse the Company if the normal operating expenses exceed the lesser of (i) 1 1/2% of the average value of the Company's net assets for the fiscal year up to $30 million, plus 1% of the average value of the Company's net assets for the fiscal year in excess of $30 million, or (ii) 25% of the gross investment income of the Company.

     7. The expense limitation described in Section 6 shall apply only to Class A shares issued by the Company and shall not apply to any other class(es) of shares the Company may issue in the future. Any new class(es) of shares issued by the Company will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 6 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Company for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Company.

     8. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory or administrative services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such business or other related or unrelated businesses.

     9. The Investment Adviser shall have no liability to the Company, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Company not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

     10. This Agreement shall continue in effect until the close of business on April 30, 2006. It may be renewed from year to year thereafter by mutual consent, provided that such renewal shall be specifically approved at least annually by (i) the Directors or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Company, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

     11. This Agreement may be terminated at any time, without payment of any penalty, by the Directors or by the vote of a majority (as defined in the 1940
Act) of the outstanding voting securities of the Company, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Company. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the date shown above.


THE INVESTMENT COMPANY OF AMERICA       CAPITAL RESEARCH AND MANAGEMENT COMPANY




By  /s/ R. Michael Shanahan             By  /s/ Paul G. Haaga, Jr.
   -------------------------------         -------------------------------
   R. Michael Shanahan,                    Paul G. Haaga, Jr.,
   Chairman                                Executive Vice President



By  /s/ Vincent P. Corti                By  /s/ Michael J. Downer
   -------------------------------         -------------------------------
   Vincent P. Corti,                       Michael J. Downer,
   Secretary                               Vice President and Secretary